UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section §240.14a-12

ESSEX RENTAL CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ESSEX RENTAL CORP.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
___________________

SUPPLEMENTAL PROXY MATERIALS
FOR
ANNUAL MEETING OF STOCKHOLDERS

to be held June 4, 2015
___________________

On May 7, 2015, the Board of Directors issued a letter to Lee D. Keddie.

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May 7, 2015

Mr. Lee Keddie
8719 258th Avenue NE
Redmond, WA 98053

Dear Mr. Keddie:

We are in receipt of the May 4th letter from your associate, Kevin Casey, and we have also reviewed your May 5th proxy statement filing. In an effort to save our stockholders the additional management distraction and expense of your crusade, we once again extend our open offer to discuss your issues and consider your purported nominees for appointment to our Board. To ensure complete clarity on the foregoing and other matters, we offer the following:

1.
DESPITE OUR OPEN OFFER SINCE APRIL 15th, YOU HAVE NEVER SPOKEN WITH, OR REQUESTED DISCUSSIONS WITH, ANY ESSEX BOARD MEMBER OR OTHER COMPANY REPRESENTATIVE. As noted above, our offer to meet with you, and to consider your purported nominees, remains open. It is patently inaccurate and misleading for you to state that you have had any discussions with, or that you have pursued discussions with, our Board. We would welcome any discussions with you but, to date, you have been completely unresponsive to our offers. We concur that meetings with Mr. Casey are unproductive, and we would welcome a discussion with you concerning your issues and your purported nominees.

2.
YOUR PROXY STATEMENT FAILS TO HIGHLIGHT THAT VOTES CAST ON YOUR PROXY CARD WILL NOT BE COUNTED AT THE ANNUAL MEETING. As you correctly disclose in your latest proxy statement filing, "…stockholders [will] be disenfranchised with respect to all votes cast in favor of [your] Nominees." We believe it is incumbent upon you to make perfectly clear to our stockholders (rather than burying the disclosure on page 12 of your proxy statement) that a vote on your proxy card will have no bearing on the election of directors at the Annual Meeting.

3.
YOUR OWN FAILURE TO COMPLY WITH OUR ADVANCED NOTICE BYLAW PROVISIONS DISQUALIFIES YOU FROM MAKING DIRECTOR NOMINATIONS. As previously explained to you, under our Bylaws (which are standard for public companies), a nomination notice must be delivered on a timely basis by a record stockholder. The nomination notice window closed on April 10, 2015. As evidenced by the certified list of record holders provided under confidentiality agreement to Mr. Casey[1], you were not a record holder as of April 10th. We note your statements in your latest proxy statement filing that you were a record holder of our shares as of March 25th. This is the first time you have asserted such a claim (despite the fact that we communicated this deficiency to you on April 15, 2015), and we ask that you reconcile such claim with your failure to appear on the certified list of record holders.

4.
WE VIEW CERTAIN STATEMENTS IN YOUR PROXY STATEMENT AS DEFAMATORY. You and your associates have expressed as fact extremely strong but false views on several matters, including as to the competence and integrity of certain individual members of our Board of Directors. In an effort to mitigate the damage caused by your statements, but without prejudice to any rights of the aggrieved parties, we urge you to immediately retract all such statements in a public fashion.

For the benefit of our stockholders, we sincerely hope that you will consider discussing an amicable resolution to these matters.

On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman

_____________________________

1 We would be happy to provide a copy of the certified list of stockholders to you upon your execution of a confidentiality agreement in the form executed by Mr. Casey.

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Additional Information and Where to Find It

The Company filed with the Securities and Exchange Commission and mailed to stockholders a proxy statement and other documents related to the 2015 annual meeting on April 30, 2015. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELATED MATERIALS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE 2015 ANNUAL MEETING AND RELATED MATTERS. Stockholders may obtain a free copy of the Company's proxy statement and any other documents filed by the Company with the SEC at the SEC's website (www.sec.gov) and in the investor relations section of the Company's website (http://essexrental.com).

Participants in the Solicitation

The Company and its executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the election of directors and the 2015 annual meeting. Information about the executive officers and directors of the Company and the number of shares of the Company's common stock beneficially owned by such persons is set forth in the proxy statement filed on April 30, 2015.

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Please fill in, date and sign the proxy card provided with our previously delivered proxy statement, and mail it promptly in the postage-paid envelope provided to make sure that your shares are represented at the Meeting. If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card.

Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2014 are available at:
http://www.viewproxy.com/essexrental/2015